Firemans Contractors

Firemans Contractors Reaches Settlement Agreement with Asher Enterprises Inc. Resolving All Outstanding Issues

Firemans Contractors (OTCQB: FRCN) is pleased to announce that the Company has reached a settlement agreement with Asher Enterprises Inc. that resolves all outstanding issues. The agreement, finalized and completed on May 5th, 2014, releases Firemans Contractors from all allegations raised in the legal proceeding filed by Asher Enterprises, Inc. on February 5, 2014.

Asher Enterprises Inc. originated the legal action against Firemans Contractors, its Officers and Directors, making several allegations regarding disputed issues. The Company formally denied liability and retained Sumner, Schick, Pace, LLP as its legal counsel. The parties were able to quickly and favorably settle the dispute.

Renee Gilmore, CEO, stated, “We are pleased to have reached a settlement with Asher Enterprises.”

About Firemans Contractors:

Firemans Contractors, Inc. (FRCN) is a Franchisor and full-service General Contractor providing professional services for commercial and government clients, focused on developing Business to Business Franchise Opportunities throughout the United States. Its services include Road Improvements, Pavement Maintenance, Seal Coating, Parking Lot Striping, Pavement Marking, Asphalt Maintenance and Repair, and ADA Compliance. Firemans Contractors brings a professional value system delivering outstanding results through honorable customer relationships and repeat business. Local firefighters are supported by a portion of profits which are donated to local Firefighter Associations. Firemans Contractors is a proud member of the Franchise Association (IFA) and The Veteran Transition Franchise Initiative (VetFran). As a member, Firemans Contractors is expanding through franchise development, aimed to assist the Company in expanding its market share. As a franchisor, the Company will provide franchisees with training and support, including the proprietary Firebase™ software platform, which is included along with other business tools and training for new franchisees of Firemans Contractors.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of

1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting the factors that could materially affect the Company and its operations are contained in its annual report on Form 10K and Form 10-Q as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

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Contact:

Renee Gilmore

CEO/Chairwoman

800-475-1479

John Pentony

Investor Relations

Telephone: 972-292-8930

Email: frcn@superiorir.com

Firemans Contracts on the Web:

http://www.FiremansContractors.com